Exhibit 10.1

CREDIT AGREEMENT LETTER

Canadian Imperial Bank of Commerce

1155 boul. René-Levesque Ouest, suite 300

Montréal, Québec, H3B 4P9

January 19, 2024

Strong Global Entertainment Inc.

Suite 2300, Bentall 5

550 Burrard Street

Vancouver, British Columbia, V6C 2B5

Attention: Mr. Mark Roberson

Dear Mr. Roberson:

Re: Credit Facility

Canadian Imperial Bank of Commerce (“CIBC”) is pleased to establish the following credit facility in favour of Strong Global Entertainment Inc. (the “Borrower”).

Demand operating credit

Credit Limit:

The lesser of

(a)	$6,000,000 CAD

or

(b)	the sum of

(i)	80% of Receivable Value, which includes all North American accounts receivable of Strong Global Entertainment Inc., Strong/MDI Screen Systems Inc., and Strong Technical Services Inc.

(ii)	50% of Inventory Value, but in no event may the amount in this clause (ii) exceed $1,500,000, minus

(iii)	All Priority Claims

Condition: It is understood that accounts receivable from IMAX (Canada) shall be considered eligible with aging up to 120 days.

The aggregate outstanding amount of Canadian dollar loans, US dollar loans, standby L/Cs, B/As and L/C Acceptances under this Credit may not at any time exceed the sublimit of this Credit set out above under (1)

Purpose:

All amounts obtained under this Credit are to be used for working capital.

Version September 2023

Description and rate:

A revolving Credit, available as follows:

●	Canadian dollar loans, which will also be available by way of overdrafts. Interest on Canadian dollar loans will be calculated at the Prime Rate plus 1.25% per annum.

●	US dollar Base Rate loans, which will also be available by way of overdrafts Interest on US dollar Base Rate loans will be calculated at the US Base Rate plus 1.25% per annum.

●	US dollar Term SOFR Loans. Interest on Term SOFR Loans will be calculated at the Adjusted Term SOFR Rate for each applicable SOFR Period plus 2.75% per annum. The Term SOFR Adjustment is as set out in the Schedule A attached to this letter.

●	Canadian dollar or US dollar standby L/Cs. At no time shall the total amount of outstanding standby L/Cs (which for greater certainty shall be net of the amount of any previous drawing made under any standby L/C then outstanding) under this Credit (including the equivalent amount in Canadian dollars of any standby L/C denominated in US dollars) exceed $500,000. Standby L/Cs under this Credit may not have terms to expiry of more than 12 months. Fees for standby financial L/Cs (being L/Cs that serve as direct credit substitutes and secure, directly or indirectly, payment of financial obligations such as indebtedness for borrowed money or the purchase price of goods or services, or lease payments) under this Credit will be calculated at 2.75% per annum, and for standby non financial L/Cs (being all other types of L/Cs including generally those that relate to transaction related contingencies arising in the normal course of business) under this Credit will be calculated at 2.75% per annum. The minimum fee for each standby L/C under this Credit is $500 or US $500, as applicable. In each case the Borrower shall reimburse CIBC for its out of pocket expenses relative to all standby L/Cs under this Credit. CIBC’s standard L/C documentation is also required.

●	Canadian dollar Term CORRA Loans, not exceeding Canadian $6,000,000. Interest on Term CORRA Loans will be calculated at the Term CORRA Rate for each applicable CORRA Period plus 2.75% per annum.

Repayment:

All amounts under this Credit are repayable immediately on demand by CIBC, and this Credit may be terminated in whole or in part by CIBC at any time.

The Borrower shall have the option to repay any amount under this Credit at any time; provided that Term CORRA Loans and Term SOFR Loans may be repaid only at the end of a CORRA Period or SOFR Period, as the case may be.

Business credit card facility

Credit limit:

$75,000 CAD

Purpose:

Purchase and payment of goods and services.

Repayment:

On-demand in accordance with the CIBC Business Credit Card Agreement (Business Liability)

Documentation:

CIBC Business Credit Card Agreement (Business Liability)

Conditions:

N/A

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Security

The following security, which shall be in form and substance satisfactory to CIBC, is required to secure all present and future indebtedness and liabilities of the Borrower to each of CIBC and CIBC’s affiliates (including under any Swap Agreement). All references in any such security to indebtedness or liabilities of the Borrower to CIBC shall be deemed to be references to indebtedness and liabilities of the Borrower to each of CIBC and CIBC’s affiliates

●	General Security Agreement creating in favour of CIBC a first priority security interest in all present and future undertaking and personal property of the Borrower including receivables, inventory, equipment and machinery

●	Security under section 427 of the Bank Act.

●	Guarantee from FG Holdings Quebec Inc. with respect to all of the liabilities of the Borrower to CIBC.

●	Guarantee from Strong/MDI Screen Systems, Inc. with respect to all of the liabilities of the Borrower to CIBC, secured by a General Security Agreement creating in favor of CIBC a first-priority security interest in all present and future undertaking and personal property of the Strong/MDI Screen Systems, Inc. including receivables, inventory, equipment and machinery.

●	Guarantee from Strong Technical Services, Inc. with respect to all of the liabilities of the Borrower to CIBC, secured by a {GSA and/or UCC}.

FG Holdings Quebec Inc., Strong Technical Services, Inc., and Strong/MDI Screen Systems, Inc. are individually referred to as the “Guarantor” and collectively the “Guarantors”

●	Acknowledged assignment of adequate fire and other perils insurance on the property and assets of the Borrower that are subject to CIBC’s security, with loss payable to CIBC.

Financial covenants

Covenants:

The Borrower will ensure that:

Financial Covenants:

●	The Debt to EBITDA Ratio does not exceed 3.0 to 1.0 at any time.

●	The Fixed Charge Coverage Ratio is not less than 1.1 to 1.0 at any time.

●	The Current Ratio is not less than 1.1 to 1.0 at any time.

The Financial Covenants shall be tested quarterly (except for the Fixed Charge Coverage Ratio which shall be tested annually based on the combined financial statements of the Borrower (consolidated) and FG Holdings Quebec Inc.)

“Accrued Participation Costs” are to be deducted form current liabilities when calculating the Current Ratio.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to the sum of (i) Debt Service Requirements (which shall include amortization of the limit of the Demand Operating Credit over 20 years) (ii) cash income taxes (iii) Unfunded Capital and (iv) Restricted Payments.

Negative covenants

Restricted payments:

Restricted Payments shall not be permitted without prior approval from CIBC

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Lien restrictions:

None of the Borrower and its Subsidiaries will create, incur or suffer to exist any Lien on any of its property or assets, except:

a)	Purchase Money Liens

b)	Liens existing on an asset when it was acquired by the Borrower or its Subsidiary (and not created in contemplation of the acquisition) to secure indebtedness existing at such time; or

c)	Normal Course Liens.

Amalgamations, etc.:

Without CIBC’s prior written approval, none of the Borrower and its Subsidiaries will enter into any amalgamation or consolidation or merger or liquidate, wind up or dissolve itself (or permit any liquidation, winding up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction, except that, subject to the Borrower and its Subsidiaries taking such action, and executing and delivering to CIBC such agreements and other documents as CIBC may require, acting reasonably, to assure the continued validity, enforceability and effectiveness of the Security and the covenants, agreements and obligations of the Borrower under the Credits, and provided that there does not then exist any failure by the Borrower to perform or observe any of its covenants in this Agreement and no such failure would be created thereby, any wholly owned Subsidiary may be amalgamated or consolidated or merged or liquidated, wound up or dissolved with or into the Borrower, provided that the Borrower shall be the continuing corporation, or with or into any one or more other wholly owned Subsidiaries.

Debt restrictions:

None of the Borrower and its Subsidiaries will create, incur, assume or permit to exist any Debt except:

i)	amounts owed to CIBC under the Credits;

ii)	Purchase Money Obligations in an aggregate amount for the Borrower and its Subsidiaries not exceeding $500,000 at any time;

iii)	Postponed Debt;

Dispositions of property:

None of the Borrower and its Subsidiaries will sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its property, whether now owned or hereafter acquired, except that each of the Borrower and its Subsidiaries:

i)	may sell in the normal course of its business for the purpose of carrying on the same, for fair market value, in accordance with customary trade terms, any property that would reasonably be considered to be the subject matter of sales by it in the normal course of its business for the purpose of carrying on the same; and

ii)	may sell, transfer or otherwise dispose of any property that is worn out or obsolete or of no material value.

Restriction on investments:

None of the Borrower and its Subsidiaries will make any Investment without CIBC’s prior approval, except for any Investment made by the Borrower or its Subsidiary in respect of the Borrower or another one of its Subsidiaries, provided that there does not then exist any failure by the Borrower to perform or observe any of its covenants in this Agreement and no such failure would be created thereby.

Hostile take-overs:

None of the Borrower and its Subsidiaries will use any amount obtained by the Borrower under any of the Credits to finance a bid for any securities of any corporation in circumstances where the board of directors of such corporation has recommended (or is reasonably expected to recommend) rejection of such bid.

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Transactions with affiliates:

Except as specifically permitted hereunder, none of the Borrower and its Subsidiaries will enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of its shareholders or with any of its Affiliates, or with any of its or their directors or officers, or enter into, assume or permit to exist any employment, consulting or analogous agreement or arrangement with any such shareholder or Affiliate or with any of its directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of business of the Borrower or such Subsidiary and which is upon fair and reasonable terms not less favourable to the Borrower or its applicable Subsidiary than it would obtain in a comparable arms length transaction.

Conditions precedent

In addition to the documentation specified in section 5.1 of Schedule A hereto, the obligation of CIBC to make available any Credit is subject to CIBC’s receipt of the following, in form and substance satisfactory to CIBC:

●	All security and due diligence to be completed to CIBC’s satisfaction.

Reporting requirements

The Borrower will provide to CIBC:

●	Within 30 days after the end of each month, an Officer’s Certificate as to Receivable Value, on an aged basis.

●	Within 30 days after the end of each month, an Officer’s Certificate as to Inventory Value.

●	Within 30 days after the end each month, an Officer’s Certificate as to accounts payable, on an aged basis.

●	Within 120 days after the end of each fiscal year, the audited consolidated financial statements of the Borrower for such year, prepared in accordance with GAAP.

●	Within 120 days after the end of each fiscal year, the unconsolidated notice to reader financial statements of the Borrower for such year, prepared in accordance with GAAP

●	Within 45 days after the end of each fiscal quarter, the unaudited consolidated financial statements of the Borrower for such quarter, prepared in accordance with GAAP.

●	Within 120 days after the end of each fiscal year, a business plan/forecast for the Borrower for its next fiscal year, including quarterly projected balance sheets, income statements and cash flows.

●	Within 120 days after the end of each fiscal year, the in-house consolidated combined financial statements of the Borrower and FG Holdings Quebec Inc.

●	Within 45 days after the end of each quarter, a Compliance Certificate for the Borrower.

●	Within 30 days after the end of each month, a Monthly Statement of Available Credit Limit.

●	Such other information relative to the Borrower and its Subsidiaries, and any guarantor, as CIBC may reasonably require.

Fees

Monitoring:

A fee of $250 per month.

Set-up:

A fee of $10,000 payable on acceptance of this letter.

Annual fee:

A fee of $5,000 payable annually by May 31st.

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Other provisions

Schedule A:

The attached Schedule A, which contains certain additional provisions applicable to the Credits, and certain definitions, forms part of this Agreement. If there is a conflict or inconsistency between the provisions of this letter agreement and Schedule A, the provisions of this letter agreement shall govern.

Amendment to Schedule A:

The following term(s) in the attached Schedule A are redefined below:

1.3. Confidentiality. The terms of this Agreement are confidential between the Borrower and CIBC, and accordingly the Borrower will not disclose the contents of this Agreement to anyone except its professional advisors. CIBC is nevertheless authorized to disclose information on the Borrower to its guarantor(s). Notwithstanding the foregoing, the Borrower may disclose the terms and contents of this Agreement if required by law or the rules and policies of any stock exchange having jurisdiction, provided that the Borrower only disclose those parts of the Agreement that are required to be disclosed by such laws or stock exchange rules or policies.

Notice of borrowing:

Whenever the Borrower desires to obtain any amount under a Credit (other than by way of a permitted overdraft ), it will give to CIBC irrevocable prior written notice as specified in Schedule A hereto.

Notice of repayment:

Whenever the Borrower desires to make one or more repayments under one or more Credits in an aggregate amount exceeding $10,000,000 (or the equivalent in any other currency) on any day, it will give to CIBC irrevocable prior written notice as specified in Schedule A hereto.

Interest on excess amounts:

The interest rate applicable to any outstanding amount under a Credit which is in excess of the limit of such Credit shall be the Interest Rate Applicable to Credit Limit Excesses specified in Schedule A hereto.

Interest on overdue amounts:

Interest on overdue amounts is payable as specified in Schedule A hereto.

Interest payment dates:

Except with respect to interest on amounts in default, which is payable on demand, or as otherwise specified herein or in Schedule A hereto, interest and fees will be calculated and payable monthly in arrears on such day in each month as CIBC requires.

Authorized debits:

The Borrower authorizes CIBC to debit its Operating Account for any interest, fees or other amounts that are payable by the Borrower to CIBC with respect to the Credits, as and when such amounts are payable.

Communications:

Any communication or notice to be given with respect to the Credits may be effectively given by delivering the same at the addresses set out on the signature page hereof, or by sending the same by facsimile, e-mail or prepaid registered mail to the parties at such addresses. Any notice so mailed will be deemed to have been received on the tenth day next following the mailing thereof, provided that postal service is in normal operation during such time. Any facsimile or e-mail notice will be deemed to have been received on transmission if sent on a Business Day and, if not, on the next Business Day following transmission. Either party may from time to time notify the other party, in accordance with this section, of any change of its address which thereafter will be the address of such party for all purposes of the Credits.

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Replacements:

This letter supersedes and replaces all prior discussions, letters and agreements (if any) describing the terms and conditions of any credit facility established by CIBC in favour of the Borrower.

Please indicate your acceptance of these terms by signing below and returning the enclosed copy to our attention no later than January 31, 2024.

Yours truly,

Address:	CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Ouest,
Suite 300,
Montreal, Québec, H3B 4P9

	By:	/s/ Christopher Lo Manno
	Name:	Christopher Lo Manno
Authorized Signatory

By:	/s/ Costa Trikoulis
Name:	Costa Trikoulis
Authorized Signatory

Please indicate your acceptance of these terms by signing below and returning the enclosed copy to our attention no later than January 31, 2024.

Address:	Strong Global Entertainment Inc.

Suite 2300, Bentall 5
550 Burrard Street,
Vancouver, British Columbia,
V6C 2B5	By:	/s/ Mark D. Roberson
	Name:	Mark D. Roberson
	Title:	Chief Executive Officer

Signed this _19__ day of __January____, __2024__.

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The guarantors declare that they have received a copy of this Agreement and agree to be liable pursuant to its terms and conditions.

FG Holdings Quebec Inc.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	President

Strong/MDI Screen Systems, Inc.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	Chief Executive Officer

Strong Technical Services, Inc.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	Chairman

Signed this _19__ day of __January____, __2024__.

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